Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cambium Networks Corporation:

We consent to the use of our report dated March 23, 2020, with respect to the consolidated balance sheet of Cambium Networks Corporation as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes, incorporated herein by reference.

Our report refers to a change to the lease accounting principle as a result of the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Chicago, Illinois
March 24, 2020